Exhibit 99.1

Canterbury Park Provides Further Information Regarding Possible Suspension of Operations Due to Pending Minnesota State Government Shutdown

SHAKOPEE, Minn.--(BUSINESS WIRE)--June 17, 2011--On June 14, 2011, Canterbury Park Holding Corporation (NASDAQ:CPHC) reported that it may be forced to suspend all or substantially all of its operations on July 1, 2011 if the current budget impasse between Minnesota’s Governor and Legislature continues into July and if layoff notices recently sent to employees of the Minnesota Racing Commission (the “MRC”), which regulates Canterbury Park’s gaming operations, remain in effect on July 1, 2011. Today, Randy Sampson, Canterbury Park’s President and CEO, provided additional information about steps being taken to avoid a suspension of operations, as well as what the impact on the Company could be if substantially all operations were suspended beginning July 1.

“We are working with the MRC to evaluate various options that might allow the Company to keep all or part of its gaming operations open even if the budget impasse continues into July,” began Mr. Sampson. “However, at this time, we can provide no assurance that we will be able to avoid a complete suspension of operations on July 1.”

Mr. Sampson continued: “If we were forced to suspend all horse racing, simulcasting and Card Casino operations, the result would be a significant, adverse impact on the Company. We would lose gaming and concession revenues in excess of $1 million per week but would continue to incur substantial operating expenses, including expenses to support our backside horse population. Without any revenues coming in, we would be forced to lay off substantially all of our 1,000 full time and part time employees causing hardship for them and their families. The shutdown would have a particularly severe impact on Canterbury over the Fourth of July weekend, which is typically the busiest weekend of the year.”

Mr. Sampson added: “Unless there is a quick end to the budget impasse, another concern is that owners and trainers will likely start moving their horses from Canterbury to other racetracks within a week or two of July 1, and once they leave it is unlikely they will return. Clearly, if the budget impasse continues beyond early to mid-July the impact could be devastating for Canterbury and the horse industry. We could lose the entire remainder of the racing season.”

Mr. Sampson concluded: “Although the MRC is among the state agencies that are slated to be closed in the event of a government shutdown, we believe Canterbury should be permitted to operate even if the budget impasse continues into July. Canterbury pays all of the costs incurred to regulate our operations, which in 2010 represented roughly $1 million in total fees. We are exploring this common sense solution with the MRC so that unnecessary harm to Canterbury, its employees and the horse industry can be avoided.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2011 live race meet began on May 20th and ends September 5th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CONTACT:
Canterbury Park
Randy Sampson
952-445-7223